FORM 10-Q

                                                                  Exhibit 12


                              TAMPA ELECTRIC COMPANY

                        RATIO OF EARNINGS TO FIXED CHARGES




          The  following table sets forth the company's ratio of earnings to fixed charges for the periods indicated.




        Nine Months   Twelve Months
          Ended           Ended                Year Ended December 31,
     Sept. 30, 1994   Sept. 30, 1994     1993     1992    1991   1990   1989
                                          (1)
          4.75x            4.45x        3.98x     4.16x   3.66x  3.64x  3.67x


          For the purposes of calculating this ratio, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest c o m p onent of rentals and preferred stock dividend requirements.


     (1) Includes the effect of the non-recurring $10 million pretax charge associated with a coal pricing settlement as discussed in Note D on page 8. The effect of this charge was to reduce the ratio of
          earnings  to  fixed  charges.   Had this non-recurring charge been
          excluded from the calculation, the ratio of earnings to fixed charges would have been 4.17x for the year ended Dec. 31, 1993.



















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